Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAISON SOLUTIONS INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

Maison Solutions Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “Maison Solutions Inc.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 8, 2021. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 1, 2021 (the “Amended and Restated Certificate of Incorporation”).

3.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation.

4.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly approved and adopted by the Board of Directors of the Corporation and the stockholders of the Corporation entitled to vote thereon at a meeting of stockholders, in each case in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	The text of Section A of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in full as follows:

“Authorized Stock. The total number of shares of all classes of stock which the Corporation is authorized to issue is 158,000,000 comprised of (i) 153,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which (a) 150,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”), (b) 3,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).”

6.	The text of Section B of Article V of the Amended and Restated Certificate of Incorporation is hereby amended to read in full as follows:

“Stockholder Actions. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be effected by written consent of such stockholders pursuant to Section 228 of the DGCL if such action has been approved in advance by the requisite vote of the Board of Directors. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by John Xu, its President, Chief Executive Officer and Chairman, as of the 29th day of April, 2025.

MAISON SOLUTIONS INC.

By:	/s/ John Xu
Name:	John Xu
Title:	President, Chief Executive Officer and Chairman